EXHIBIT 24
Power of Attorney
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. F. McNease or William H. Wells, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and any or all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ D.F. McNease	Chairman of the Board,
/s/ D.F.McNease (D. F. McNease)	President and Chief Executive Officer	February 27, 2008

/s/ R.G. Croyle	Director	February 27, 2008
(R. G. Croyle)

/s/ William T. Fox III	Director	February 27, 2008

(William T. Fox III)

/s/ Sir Graham Hearne	Director	February 27, 2008
(Sir Graham Hearne)

/s/ John R. Huff	Director	February 27, 2008
(John R. Huff)

/s/ Robert E. Kramek	Director	February 27, 2008
(Robert E. Kramek)

	Director	February , 2008
(Frederick R. Lausen)

/s/ Henry E. Lentz	Director	February 27, 2008
(Henry E. Lentz)

/s/ Lord Moynihan	Director	February 27, 2008
(Lord Moynihan)

/s/ P. Dexter Peacock	Director	February 27, 2008
(P. Dexter Peacock)